Exhibit 10.2
ASSIGNMENT OF SHARES
     This Assignment of Shares (“Assignment”) dated as of February 28, 2011 is between P & C Holdings, L.L.C., a Florida limited liability company (“Assignor”), Nicholas Cascione, an individual and resident of the State of Florida and the sole member of the Assignor (the “Member”), and Swisher Hygiene Inc., a Delaware corporation (“Assignee”).
     WHEREAS, Assignee, SWSH Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Assignee (“Sub”), Choice Environmental Services, Inc., a Florida corporation (the “Company”), and certain shareholders of the Company, are parties to that certain Agreement and Plan of Merger dated as of February 13, 2011, as amended (the “Merger Agreement”), pursuant to which the Sub has agreed to merge with and into the Company, where the Company shall be the surviving entity in the Merger and become a wholly owned subsidiary of the Assignee. All capitalized terms used in this Assignment, but not otherwise defined herein, have the meaning given such terms in the Merger Agreement; and
     WHEREAS, pursuant to the Merger Agreement, the Assignee has agreed to pay to the Security Holders the Merger Consideration in consideration for all of the issued and outstanding securities of the Company; and
     WHEREAS, the Assignor owns 377,000 shares of the Company Common Stock, and has agreed to sell, assign, transfer, convey, set over and deliver all of such shares and assign all of the Assignor’s rights as a shareholder of the Company and the Assignor’s rights and interests under the Merger Agreement to the Assignee, and Assignee has agreed to acquire such shares and to be the assignee of all such rights and interests thereto and under the Merger Agreement, in accordance with and subject to the terms of this Assignment.
     NOW, THEREFORE, in consideration of the foregoing recitals, which are true and correct and are incorporated herein by this reference, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties agree as follows:
     1. Assignment of Company Shares. Assignor hereby irrevocably sells, assigns, transfers, conveys, sets over and delivers to Assignee all of Assignor’s right, title and interest in and to 377,000 shares of the Company Common Stock, evidenced by stock certificate number 106 (the “Certificate”), which constitutes 9.98% of the Company’s Capital Stock (the “Assigned Shares”), free and clear of all Liens. As the assignee of the Assigned Shares, the Assignee shall succeed to all of the Assignor’s right, title and interest as a Security Holder under the terms of the Merger Agreement, and shall be entitled to the Merger Consideration that the holder of the Assigned Shares shall receive thereunder.
     2. Delivery of Certificate; Stock Power. Assignor herewith delivers the original Certificate to Assignee for transfer to Assignee and hereby irrevocably appoints any officer or authorized agent of the Company as attorney to transfer the Assigned Shares on the books of the Company with full power of substitution in the premises.
     3. Consideration. In consideration of Assignor’s assignment and delivery of all of the Assigned Shares to the Assignee, Assignee shall pay to the Assignor $5,700,000.00 (the “Consideration”), by wire transfer of immediately available funds to an account designated by Assignor. Assignor acknowledges receipt of the Consideration. Assignor shall be responsible for paying any income taxes due on the Consideration.
     4. Acceptance. Assignee hereby accepts such assignment to it of the Assigned Shares subject to the terms, conditions, covenants, representations, warranties, indemnities and agreements set forth herein, and hereby acquires the Assigned Shares free and clear of all Liens.
     5. Representations and Warranties. Assignor and Member, jointly and severally, make the following representations and warranties to the Assignee intending that the Assignee rely upon each of such representations and warranties to induce the Assignee to enter into and to complete the transactions contemplated by this Assignment, as follows:

          5.1.1 The Assignor holds of record 377,000 shares of the Company Common Stock which constitutes all of the shares of the Company Capital Stock that either the Assignor or Member own in the Company, and such shares are fully paid and non-assessable. The Assignor owns the Assigned Shares free and clear of any restrictions on transfer, Liens, encumbrances, security interests, options, warrants, purchase rights, contracts, commitments and/or other rights whatsoever. Neither the Assignor nor the Member is a party to any option, warrant, purchase right or other contract or commitment whatsoever that could require the Assignor to sell, transfer or otherwise dispose of any capital stock or other securities of the Company including the Assigned Shares (other than this Assignment) or that could require the Member to sell, transfer or otherwise dispose of any interest in the Assignor. Neither the Assignor nor the Member is a party to any voting trust, proxy, voting rights agreement or other agreement or understanding with respect to the voting of any capital stock of the Company. Neither the Assignor nor the Member owns any interest in or securities of any Subsidiary.
          5.1.2 The Assignor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Assignor has the limited liability company power to own its properties and to carry on its business as now being conducted. The Assignor and Member each have full power, capacity and authority to execute and deliver this Assignment, to perform all obligations hereunder required to be performed by them and to sell, transfer and assign the Assigned Shares to Assignee free and clear of all Liens. The Member is the legal representative of the Assignor and has full authority and capacity to execute and deliver this Assignment on behalf of the Assignor.
          5.1.3 The execution and delivery of this Assignment and the consummation of the transactions contemplated hereby have been duly authorized by all limited liability company action on the part of Assignor necessary to authorize this Assignment and to consummate the transactions contemplated hereby. This Assignment has been duly executed and delivered by Assignor and Member and constitutes the legal, valid and binding obligation of Assignor and Member, enforceable against each of Assignor and Member in accordance with its terms.
          5.1.4 Neither the execution and delivery of this Assignment, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate the Articles of Organization or Limited Liability Company Agreement of the Assignor, in each case as amended or restated, or the articles of incorporation or bylaws of the Company, (b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or charge or other restriction of any government, Governmental Entity, or court to which the Assignor or Member is subject, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Assignor or Member is a party, by which the Assignor or Member is bound or to which any of its assets are subject, (d) require Assignor or the Member to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or other Person or (e) obligate the Assignor or the Member to pay any broker’s or finder’s fees.
          5.1.5 Other than the Employment Agreement and Sales Commission Agreement between the Company and Member (each of which are in good standing), neither the Assignor nor the Member has any claims against the Company or any Subsidiary, whether present or future, contingent or unconditional, fixed or variable, under any Contract or on any other basis whatsoever, whether in equity or at law.
          5.1.6 Assignor and Member acknowledge and agree that they are entering into this Assignment in lieu of receiving the benefits under the Merger Agreement. Assignor and Member further represent and warrant that they are sophisticated investors, able and accustomed to fending for themselves in financial matters, and that they understand that the benefits they may have received under the Merger Agreement including the value of the Parent Common Stock investment may have been greater than the Consideration Assignor is receiving under the terms of this Assignment. Assignor and Member also represent that they have had the opportunity to consult with their own legal, investment and tax advisors concerning the terms of this Assignment and the Merger Agreement and their rights and obligations under this Assignment and the Merger Agreement and that they are relying on their own examination of the Company and Assignee, including the merits and risks involved in making any decision to enter into this Assignment, and have knowingly and voluntarily entered into this Assignment in lieu of the transactions under the Merger Agreement. Assignor and Member acknowledge and agree that the foregoing representations and warranties and Assignee’s reliance thereon are a material inducement to Assignee’s willingness to enter into and consummate the transactions contemplated by this Assignment.

     6. Indemnification. The Assignor and the Member shall jointly and severally indemnify, defend and hold the Assignee harmless from any and all liabilities, obligations, claims, damages, fines, penalties, taxes, costs and expenses (including all court costs and reasonable attorneys’ fees, and the costs, fees and expenses incurred to collect or enforce any judgment or other relief granted), which the Assignee may suffer or incur as a result of or relating to the breach or inaccuracy of any of the representations, warranties, covenants or agreements made by the Assignor or the Member in or pursuant to this Assignment. This indemnification provision shall survive the consummation of the transactions contemplated by this Assignment.
     7. Release. Each of the Assignor and the Member hereby releases, remises and forever discharges the Company, its Subsidiaries, Assignee and their respective affiliates, and each of their respective former or present officers, directors, employees, agents, shareholders, members, managers, partners, heirs, personal representatives, predecessors, successors and assigns from and against any and all claims, demands, actions, causes of actions, agreements, obligations, debts, costs, expenses, judgments, damages and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter shall or may exist based on any facts, events or omissions occurring at any time from the beginning of time to the date hereof arising out of or related to any rights that Assignor or Member may have as a result of Assignor’s owning or holding the Assigned Shares or otherwise.
     8. Miscellaneous.
          8.1 Confidentiality. The terms of this Assignment shall be and remain confidential, and shall only be disclosed in accordance with applicable legal process or applicable securities laws.
          8.2 Entire Agreement. This Assignment, and the Exhibits attached hereto contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and all prior agreements and understandings of the parties with respect to such subject matter are hereby superseded.
          8.3 Governing Law; Exclusive Jurisdiction; Attorneys’ Fees. This Assignment shall be governed by and construed in accordance with the laws of the State of Florida, without application of its principles of conflicts of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Broward County, State of Florida, in connection with any matter based upon or arising out of this Assignment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts. The prevailing party in any litigation arising pursuant to this Assignment shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and costs, through appeal.
          8.4 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Assignment and, therefor, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          8.5 Counterparts. This Assignment may be executed in counterparts and by facsimile and other electronic means including PDF, each of which shall be deemed an original and all counterparts shall be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth on the first page of this Assignment.

ASSIGNOR: P & C HOLDINGS, L.L.C., a Florida limited liability company
By:	/s/ Nicholas Cascione
	Name:	Nicholas Cascione, Sole Member

MEMBER:
/s/ Nicholas Cascione
Nicholas Cascione

ASSIGNEE: SWISHER HYGIENE INC., a Delaware corporation
By:	/s/ Thomas E. Aucamp
Thomas E. Aucamp, Executive Vice President

ACKNOWLEDGED BY: CHOICE ENVIRONMENTAL SERVICES, INC.
By:	/s/ Glen Miller
Glen Miller, Chief Executive Officer

[Signature page to Assignment of Shares]